Exhibit 10.19

CONTRACT OF LEASE

KNOW ALL MEN BY THESE PRESENTS:

This Contract of Lease (“Lease”) is made and entered into this 6th day of October, 2005, in San Jose, California, by and between;

CYPRESS MANUFACTURING LTD – PHIL. BRANCH, a foreign corporation licensed to do business in the Philippines, with principal address at Gateway Business Park, Gen. Trias, Cavite, represented in this act by its Managing Director, Mr. Conrado Leal, hereinafter referred to as the Lessor;

-and-

SUNPOWER PHILIPPINES MANUFACTURING LIMITED – PHIL. BRANCH, a foreign corporation duly licensed to do business under the laws of the Philippines, with office address at 100 Trade Avenue, Phase 4, Special Economic Zone, Laguna Technopark, Biñan, Laguna, represented in this act by its Chief Finance Officer, Emmanuel Hernandez, hereinafter referred to as the Lessee;

WITNESSETH: That

WHEREAS, the Lessor is the registered, legal owner of a building which has a floor area of Twenty Thousand Forty Nine and 55/100 (20,049.55) square meters located at the plant site at 100 Trade Avenue, Phase IV, Special Economic Zone, Laguna Technopark, Biñan, Laguna (the Building) and covered by Tax Declaration No. 003-09-08872 of Biñan, Laguna, dated 29 March 2000 hereinafter referred to as the “Building”.

WHEREAS, the Lessor has likewise acquired the leasehold rights and interests (the “Leasehold Rights and Interests”) over the parcel of land on which the Building is located with an area consisting of Eighty Eight Thousand Seven Hundred Five (88,705) square meters, more or less, constituting a portion of the land (the “Leased Land”) covered by Transfer Certificate of Title No. T-433155 (the “TCT”) issued by the Registry of Deeds for the Province of Laguna, Calamba Branch, hereafter referred to as the “Premises”;

WHEREAS, the Lessee desires to lease the above mentioned Building and to sublease the Premises and the Lessor is willing to lease and sublease the Building and Premises unto the Lessee subject to the terms and conditions specified herein.

WHEREAS, this Lease shall be void and of no force and effect until the occurrence of the “Separation Date” as defined in that certain Master Separation Agreement (the “Separation Agreement”) between Lessor and Lessee dated as of October 6, 2005, as may be amended from time to time, (hereinafter referred to as the “Effective Date”), at which time this Agreement shall become effective.

NOW, THEREFORE, for and in consideration of the covenants and agreement hereinafter set forth, the Lessor agrees and consents to lease unto the Lessee with option to purchase, the aforementioned Building and to sublease unto the Lessee with option to purchase the Leasehold Rights and Interest over the Premises under the following terms and conditions:

1. PERIOD

The term of this Lease shall be fifteen years, commencing on the Effective Date, renewable thereafter on terms and conditions mutually agreed upon by Lessor and Lessee, provided written notice of intent to renew or extend is served by the Lessee on the Lessor at least one hundred twenty (120) days prior to the expiration of this Lease.

2. RENTAL RATE

(a) Rental Rate. Until the earlier of 10 years from the Effective Date of this Lease or a Change of Control of SunPower (as defined below), the rental rate for the use and occupancy of the Building and Premises, exclusive of value added tax (VAT), if any, shall be equivalent to Lessor’s costs to own, operate, manage and/or maintain, as the case may be, the Building and Premises (“Cost”). “Cost” shall include, but not be limited to, Lessor’s (1) expenses to manage, operate, service and maintain the Building and Premises, including, but not limited to, (a) the cost of repair and maintenance of the Building and Premises; (b) any management fees relating to the Building or Premises; and (c) the cost of any installation or improvement required by reason of any applicable law; (2) wages, salaries and fees of all operating, auditing, accounting, maintenance and management personnel in connection with the Building and Premises; (3) all payroll charges for such personnel, such as unemployment and social security taxes, workers’ compensation, health, accident and group insurance, and other so-called fringe benefits; (4) insurance costs incurred in connection with the Building and Premises; (5) licenses, permits and inspection fees incurred in connection with the Building and Premises; (6) the cost of furnishings and equipment not treated by Lessor as capital expenditures of the Building and Premises; (7) depreciation of the Building or Premises; (8) real estate and personal property taxes on property used in the operation, maintenance, service and management of the Building and Premises; (9) the cost, as reasonably amortized by Lessor, with interest at the rate of ten percent (10%) per annum on the unamortized amount, of any capital improvement made after completion of initial construction of the Building and Premises; (10) legal fees associated with the preparation, interpretation and/or enforcement of leases; and (11) all other direct and indirect expenses, which Lessor in its reasonable business judgment, deems appropriate or necessary for the operation, maintenance and management of the Building and Premises. Lessor will consult with Lessee concerning the calculation of Costs at the request of Lessee on a quarterly basis.

For the remaining Term of the Lease or upon a Change of Control, the rental rate for the use and occupancy of the Building and Premises, exclusive of VAT, if any, shall be adjusted to the market rate (“Adjusted Rental Rate”), which shall be determined in Cypress’s sole discretion by a market analysis of at least three comparable rental rates for unimproved manufacturing buildings in the area surrounding the Premises. Lessor shall deliver notice of the Adjusted Rental Rate by written notice delivered at least sixty (60) days prior to the effective date of the Adjusted Rental Rate. VAT due on rentals, if any, during the term of the Lease shall be paid in addition to the rental rate and the Adjusted Rental Rate. All rent due under this Lease shall be due and payable on the last day of the calendar month. Lessor will consult with Lessee concerning the calculation of any Adjusted Rental Rate at the request of Lessee.

For purposes of this Lease, “Change of Control” shall mean (a) such time as Cypress Semiconductor Corporation, a Delaware corporation and parent company of Lessor (“Cypress”), ceases to own at least a majority of the aggregate number of shares of all classes of common stock then outstanding of SunPower Corporation, a California corporation and parent company of Lessee (“SunPower”); (b) the consummation of any purchase or acquisition by any person, entity or “group” (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) other than Cypress of more than a 40% interest in the total outstanding voting securities or voting power thereof of SunPower, (c) any merger, consolidation, business combination or similar transaction involving SunPower pursuant to which the equity interests held in SunPower and retained following such transaction or issued to or otherwise received in such transaction by the shareholders of SunPower immediately preceding such transaction constitute less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (d) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets of SunPower representing more than 50% of the book value or fair market value of the assets of SunPower and its subsidiaries taken as a whole, or (e) any liquidation or dissolution of SunPower.

(b) Cost Estimate. Lessor shall use commercially reasonable efforts to notify Lessee at least ten (10) days prior to the Effective Date or the beginning of a calendar year, as the case may be, of the estimated Lessor Costs for such calendar year and Lessee’s monthly installment of such estimate. If, however, Lessor is not able to give such estimate prior to the Effective Date or the beginning of a calendar year, as provided herein, as the case may be, Lessee shall continue to pay monthly installments of rent based on the last notification received from Lessor until Lessor gives notice of the new estimate of rent and Lessee’s monthly installment. Lessee shall pay to Lessor the new monthly installment amount of rent when the next monthly installment of rent is due. If at any time during the calendar year, Lessor reasonably believes that its estimate of Costs will not cover the actual Costs for the calendar year, Lessor shall give written notice to Lessee of the new estimate of Costs and Lessee’s monthly installment and Lessee shall pay to Lessor the new monthly installment amount of Costs when the next monthly installment of rent is due.

Within ninety (90) days after the end of a calendar year, Lessor shall give to Tenant a statement reconciling Lessor’s actual Costs for a calendar year and Tenant’s payments of estimated rent applicable to such calendar year (“Reconciliation Statement”); provided, however, if Lessor fails to give the Reconciliation Statement, Lessor does not waive its right to recover additional rent that is due and payable pursuant to this Section 2(b) unless more than twelve (12) months has pass since the end of the calendar year in question. If the Reconciliation Statement indicates that Lessee owes additional rent, then within ten (10) days of Tenant’s receipt of the Reconciliation Statement, Lessee shall pay to Lessor the amount of such underpayment. If the Reconciliation Statement indicates that Lessee is entitled to a refund of additional rent already paid, Lessor shall credit Lessee for the amount of such overpayment against the next maturing installment(s) of additional rent, or if after the termination of this Lease, Lessor shall pay to Lessee such refund so long as a Lessee Default does not then exist. Since the reconciliation for the calendar year in which the Lease terminates will occur after such termination, Lessee’s obligation to pay additional rent under this Section 2(b) shall survive the termination of this Lease. Lessee shall pay to Lessor a penalty of $500 for each day from the date that such additional rent is due through the date that Lessor receives such past due rent. Lessor will consult with Lessee concerning the calculation of each Reconciliation Statement at the request of Lessee on an annual basis.

(c) Rent Obligation. Lessee shall pay to Lessor all rent when due without demand, deduction or set off, except as provided in this Lease. Payment by the Lessee of rent shall be net of the whole amount of the withholding tax on rentals, if any is due. The Lessee, if required, shall, pursuant to appropriate laws, rules and regulations, deduct the withholding tax on rental payments and remit the same to the Bureau of Internal Revenue. The Lessee, if required, shall furnish the Lessor a duly certified written statement showing the payments made by the Lessee to the Lessor during the quarter and the amount of taxes withheld therefrom together with a copy of the Remittance Return and the corresponding tax receipts. Lessee’s obligation to pay rent is independent from any of Lessor’s obligations in this Lease. Lessee shall pay to Lessor a penalty of $500 for each day from the date that such rent is due through the date that Lessor receives such past due rent.

3. WATER, ELECTRICITY, TELEPHONE AND OTHER UTILITIES

The Lessee shall be responsible for the payment of association dues, water, electricity, and other services for the maintenance of the Building and Premises for the duration of the Contract of Lease. The Lessee warrants that payment of said utilities shall be timely made.

4. OPTION TO PURCHASE

Lessee shall have the right to purchase the Building and all Leasehold Rights and Interests from the Lessor at any time during the term of this Agreement by giving written notice to Lessor, provided, however, if Lessor receives a bona fide firm offer from a third party for the purchase of the Building and acquisition of the Leasehold Rights and Interests over the Premises (“Purchase Offer”) and Lessor provides Lessee with written notice of such firm offer, then Lessee’s shall have thirty (30) days to exercise its option to purchase under this Section 4 by delivering written notice to Lessor of its intent to do so. If Lessee fails to exercise its option to purchase within such thirty (30) day notice period or fails to consummate a purchase of the Building and the Leasehold Rights and Interests over the Premises within 60 days of delivery by Lessee to Lessor of notice of its intent to exercise its option to purchase under this Section 4, then Lessee’s option to purchase under this Section 4 shall terminate and Lessor shall have the right to accept such Purchase Offer; provided that if Lessor does not thereafter consummate, or enter into a binding agreement to consummate, such Purchase Offer within ninety (90) days after the termination of Lessee’s option to purchase under this Section 4, then Lessee’s option to purchase under this Section 4 shall not terminate with respect to such Purchase Offer and shall remain in effect. Until the earlier of 10 years from the Effective Date of this Lease or a Change of Control of SunPower, the purchase price for the sale of the Building and acquisition of Leasehold Rights and Interests over the Premises to Lessee shall be the original purchase price for the Building and rental or acquisition cost for the Leasehold Rights and Interests paid by Cypress Semiconductor Corporation, a Delaware corporation and Lessor’s parent company (“Cypress”), plus interest computed using a 30 day LIBOR starting on the date of purchase by Cypress until the sale to Lessee. If Lessee shall exercise its right to purchase the Building and all Leasehold Rights and Interests from the Lessor at any time following the earlier of 10 years from the Effective Date of this Lease or a Change of Control of SunPower, the purchase price for the sale of the Building and acquisition of Leasehold Rights and Interests over the Premises to Lessee shall be adjusted to equal the market value of the Building and the Leasehold Rights and Interests over the Premises (“Adjusted Purchase Price”), which shall be determined in Cypress’s sole discretion by a market analysis of at least three comparable sale prices for similar manufacturing buildings in the area surrounding the Premises. Lessor will consult with Lessee concerning the calculation of any Adjusted Purchase Price at the request of Lessee. In the event the Lessee exercises its option to acquire the Leasehold Rights and Interests over the Premises, the Lessee shall assume all the rights and obligations of Lessor, including any terms, conditions or limitations under its contract of lease with the owner of the Premises.

5. USE OF THE PREMISES

The Lessee shall use the Building and PREMISES for the manufacture of solar cells and other related activities. The Lessee and the Lessor shall comply with the existing rules and regulations, any and all reasonable rules and regulations which may be promulgated from time to time by the LTI Association, and will follow all the rules and regulations, ordinances and laws issued by the Health or other constituted local or national authorities arising from or regarding the use, occupancy, sanitation and safety of the Building and Premises, and all applicable provisions of Philippine law and regulations, more particularly to PEZA registered enterprises. Lessee also binds itself to pay all duties and assessments imposed by PEZA on the Premises and to comply with its rules and regulations.

In this regard, the Lessor warrants that all consents, approvals, license and authorization required of any governmental authority, including the PEZA, necessary for Lessor’s execution, delivery and performance of this Lease, and the enforceability of this Lease have been obtained and are in full force and effect and the execution, delivery and performance of this Lease do not and will not violate any law, regulation or judgment or constitute a breach of default under any agreement binding upon the Lessor or any of its property, and that the execution, delivery and performance of this Lease is pursuant to and is in accordance with the Lessor’s registered activity under its Certificate of Registration and as provided in its Registration Agreement with the PEZA.

6. IMPROVEMENTS AND ALTERATIONS

The Lessee may not make any major structural changes, alterations or improvements in the Building and Premises for its own account without the prior written consent of Lessor, such consent not to be unreasonably withheld. Such changes, alterations or improvements, if approved, shall be made at Lessee’s sole cost.

7. MAINTENANCE AND REPAIRS

The Lessee shall keep the Building and Premises in a clean and sanitary condition and shall keep it at all times in very good condition. Lessee, at its sole cost and expense, shall be responsible for the repair, maintenance and any required improvements to the Building and/or the Premises, including, but not limited to, the electrical, plumbing, heating, ventilation and air-conditioning system, the foundation, walls, ceilings, windows and roof of the Building and all signs, sidewalks, lighting facilities, landscaping and other improvements that are part of the Premises.

8. TAXES, FRANCHISE FEE AND INSURANCE

(a) Taxes; Franchise Fee. During the term of this Lease and any renewal or extension thereof, the Lessee shall be liable for all real estate taxes and other government and national taxes associated with the Building and Premises, as applicable. Starting January 2006, the Lessee shall pay to PEZA a franchise fee in the amount of PhP12,000.00 on or before the 5th day of January of each year without necessity of demand. In case of delinquency in the payment thereof, the Lessee is liable to bear interest at the rate of one (1%) per month computed from the date of delinquency. Other government assessments, fire insurance of the Building and Premises shall be for the account of the Lessee.

(b) Liability Insurance. Lessee shall, during the term of this Lease, keep in full force and effect, a policy or policies of commercial general liability insurance for bodily injury, personal injury (including wrongful death) and damage to property resulting from (i) any occurrence in the Building or Premises, (ii) any act or omission by Lessee or its respective invitees, agents, representatives, contractors or employees anywhere in the Building or Premises, (iii) the business operated by Lessee in the Building or Premises, and (iv) the contractual liability of Lessee to Lessor pursuant to the indemnification provisions of Article 13 below, which coverage shall not be less than Ten Million and No/100 Dollars ($10,000,000.00), combined single limit, per occurrence.

(c) Casualty Insurance. Lessee shall, during the term of this Lease, keep in full force and effect, a policy or policies of so called “All Risk” or “All Peril” insurance, including coverage for vandalism or malicious mischief, insuring the Lessee improvements and Lessee’s stock in trade, furniture, personal property, fixtures, equipment and other items in the Building or Premises, with coverage in an amount equal to the book value.

(d) Insurance Requirements. Each insurance policy and certificate of such insurance policy obtained by Lessee pursuant to this Lease shall contain a clause that the insurer will provide Lessor with at least thirty (30) days prior written notice of any material change, non-renewal or cancellation of the policy. Each such insurance policy shall be with an insurance company reasonably acceptable to Lessor. A certificate evidencing the coverage under each such policy, as well as a certified copy of the required additional insured endorsement(s) shall be delivered to Lessor prior to commencement of the Lease. All insurance policies required pursuant to this Article 8 shall be written as primary policies, not contributing with or in excess of any coverage which Lessor may carry. Each insurance policy shall contain an endorsement naming Lessor as an additional insured, and may be carried under a blanket policy insurer. Lessee shall procure and maintain all policies entirely at its own expense and shall, at least twenty (20) days prior to the expiration of such policies, furnish Lessor with renewal certificates of such policies. Lessee shall not do or permit to be done anything which shall invalidate the insurance policies maintained by Lessor or the insurance policies required pursuant to this Article 8 or the coverage under such policies.

(e) Insurance by Lessor. Subject to the following sentence, Lessor shall, during the term of this Lease, procure and maintain commercial general liability insurance against injuries to persons occurring in, upon or about the Building and for property damage to the Building, the cost of which shall be Costs for purposes of Section 2(a) hereof. Lessor may meet its insurance requirements through an umbrella or excess insurance policy and, in its sole discretion, shall have the right to self-insure in whole or in part and to determine the amount of any deductible or the extent of coverage under Lessor’s insurance.

9. SALE, TRANSFER AND MORTGAGE

The Lessor reserves the right to sell, transfer, mortgage or otherwise dispose of the Building or its Leaseholder Rights and Interests over the Premises provided the Lessee’s rights under this lease are respected, including the Lessee’s option to purchase under Section 4 of this Lease. The Lessee agrees to allow the Lessor or its authorized representatives, together with the prospective buyers, to enter the Building or Premises at reasonable hours and upon prior written notice and arrangement made by the Lessor with the Lessee. Lessor shall provide prior written notice to Lessee of any real or proposed sale of the Building or Leasehold Rights or Interests over the Premises. The Lessor agrees that in the event such a sale, transfer, mortgage or other disposition of the Building or Leasehold Rights and Interests over the Premises occurs in favor of a third party, the conditions embodied in this Lease shall be respected and honored by the Lessor and such third party.

10. DAMAGE TO BUILDING OR PREMISES

(a) Obligation to Repair. In the event of any damage to the Building, Lessee shall promptly notify Lessor in writing. If the Building, or any part of the Building are damaged by fire or other casualty covered by Lessor or Lessee’s insurance policies and not due to negligent act of Lessee, its employees, invitees, agents, contractors or representatives, then Lessor shall be obligated to use the proceeds from such insurance policies to repair the damage to the Building, excluding any alterations or improvements made by Lessee, unless this Lease is terminated in accordance with the provisions of Section 10(b) below. In the event the proceeds from the insurance policies are not sufficient to repair the damage to the Building and Lessor has not terminated pursuant to Section 10(b) below, then Lessee shall be responsible for the remaining cost of repairing the Building. Until such repairs by Lessor are completed, the rent due under this Lease shall be abated in proportion to the part of the Building which is unusable by Lessee in the conduct of its business. If, however, such damage is due in whole or in part to the fault, negligence or neglect of Lessee or any of its respective agents, employees, representatives, contractors or invitees, there shall be no abatement of rent and Lessee shall be required to repair all such damage at its sole cost and expense. There shall be no abatement of rent on account of damage to the Building unless such damage materially impairs Lessee’s ability to conduct business for a period of thirty (30) consecutive days, only then shall rental abatement apply.

(b) Lessor’s Option. If the damage is not fully covered by Lessor’s insurance, or if Lessor determines in good faith that the cost of repairing the damage is more than one-third of the then replacement cost of the Building, or if Lessor has determined in good faith that the required repairs to the Building cannot be made within a ninety (90) day period, or in the event a holder of a mortgage or a deed of trust against the Building or the Premises requires that all or any portion of the insurance proceeds be applied in reduction of the mortgage debt, or if such damage occurs during the final year of the Lease Term, then Lessor may, by written notice to the other party within thirty (30) days after the occurrence of such damage, terminate this Lease as of the date set forth in Lessor’s notice to Lessee. Nothing in this Article 10(b) shall be construed as a limitation of Lessee’s liability for any such damage, should such liability otherwise exist.

11. WAIVER OF SUBROGATION

Lessor and Lessee each hereby waives its rights and the subrogation rights of its insurer against the other party and any other Lessees of space in the Building or the Premises as well as their respective officers, employees, agents, authorized representatives and invitees, with respect to any claims including, but not limited to, claims for injury to any persons, and/or damage to the Building or Premises and/or any fixtures, equipment, personal property, furniture, improvements and/or alterations in or to the Building or Premises, which are caused by or result from (a) risks or damages required to be insured against under this Lease, or (b) risks and damages which are insured against by insurance policies maintained by Lessor and Lessee from time to time. Lessor and Lessee shall obtain for the other party from its insurers under each policy required by this Lease or otherwise maintained a waiver of all rights of subrogation which such insurers of Lessor or Lessee might otherwise have against the other party.

12. LESSOR’S RIGHT TO PERFORM LESSEE OBLIGATIONS

All covenants and agreements to be performed by Lessee under any of the terms of this Lease shall be performed by Lessee at Lessee’s sole cost and expense and without any abatement of rent unless otherwise provided for in this Lease. If Lessee shall fail to pay any sum of money, other than rent, required to be paid by it under this Lease, or shall fail to perform any other act on its part to be performed under this Lease, and such failure shall continue for ten (10) days after notice of such failure by Lessor (or such shorter period of time as may be reasonable in the event of an emergency), Lessor may (but shall not be obligated to do so) without waiving or releasing Lessee from any of Lessee’s obligations, make any such payment or perform any such other act on behalf of Lessee. All sums so paid by Lessor and all necessary incidental costs, together with interest at ten percent (10%) per annum shall be payable to Lessor as “Additional Rent” with the next monthly installment of rent.

13. INDEMNIFICATION AND EXCULPATION

(a) Indemnification. Lessee shall indemnify, protect, defend and hold Lessor harmless for, from and against all claims, damages, losses, costs, liens, encumbrances, liabilities and expenses, including reasonable attorneys’, accountants’ and investigators’ fees and court costs (collectively, the “Claims”), however caused, arising in whole or in part from Lessee’s use of all or any part of the Building or Premises or the negligent conduct of Lessee’s business or from any improper activity, work or thing done, permitted or suffered by Lessee or by any invitee, representative, agent, contractor, employee or sublessee of Lessee in the Building or Premises, and shall further indemnify, protect, defend and hold Lessor harmless for, from and against all Claims arising in whole or in part from any breach or default in the performance of any obligation on Lessee’s part to be performed under the terms of this Lease or arising in whole or in part from any act, neglect, fault or omission by Lessee or by any invitee, representative, agent, employee or sublessee of Lessee anywhere in the Building or Premises. In case any action or proceeding is brought against Lessor to which this indemnification shall be applicable, Lessee shall pay all Claims resulting therefrom. Disputes, controversies and claims hereunder shall be subject to the terms of Section 1.5, Section 1.6 and Article II of the Indemnification and Insurance Matters Agreement attached as Exhibit A to the Separation Agreement. The obligations of Lessee under this Article 13 shall survive the expiration or earlier termination of this Lease. Lessor shall not be liable for, and Lessee will indemnify and save Lessor harmless of and from all fines, suits, damages, claims, losses, and actions (including reasonable attorney’s fee at both the trial and appellate levels) for any injury to person or damage to or loss of property on or about the Building or Premises.

(b) Exculpation. Unless otherwise provided for in this Lease, Lessee, as a material part of the consideration to Lessor, hereby assumes all risk of damage to property, injury and death to persons and all claims of any other nature resulting from Lessee’s use of all or any part of the Building or Premises. Neither Lessor nor its agents or employees shall be liable for any damaged property of Lessee entrusted to any employee or agent of Lessor or for loss of or damage to any property of Lessee by theft or otherwise. Lessor shall not be liable for any injury or damage to persons or property resulting from any cause, including, but not limited to, fire, explosion, falling plaster, steam, gas, electricity, sewage, odor, noise, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing works in the Building, or from the roof of any structure on the Property, or from any streets or subsurface on or adjacent to the Building or the Property, or from any other place or resulting from dampness or any other causes, unless caused by the gross negligence or willful misconduct of Lessor. Neither Lessor nor its employees or agents shall be liable for any defects in the Building or Premises, nor shall Lessor be liable for the negligence or misconduct, including, but not limited to, criminal acts, by maintenance or other personnel or contractors serving the Building or Premises, other Lessees or third parties, unless Lessor is found grossly negligent or is guilty of willful misconduct. All property of Lessee kept or stored in the Building or Premises shall be so kept or stored at the risk of Lessee only, and Lessee shall indemnify, defend and hold Lessor harmless for, from and against any Claims arising out of damage to the same, including subrogation claims by Lessee’s insurance carriers, unless such damage shall be caused by the gross neglect of Lessor and through no fault of Lessee. None of the events or conditions set forth in this Article 13 shall be deemed a constructive or actual eviction or result in a termination of this Lease, nor shall Lessee be entitled to any abatement or reduction of rent by reason of such events or condition. Lessee shall give prompt notice to Lessor with respect to any defects, fires or accidents which Lessee observes in the Building or Premises.

14. DEFAULT

(a) Events of Default. The occurrence of any of the following events shall constitute a material default and breach of this Lease by the Lessee:

(1) Failure of the Lessee to pay any installment of rent within ten (10) business days following its due date after receipt of prior written notice;

(2) Failure of the Lessee to pay any other sum payable under this Lease within thirty (30) days after written notice therefor is delivered to the Lessee;

(3) Default by the Lessee in the performance of any of the Lessee’s covenants, agreements or obligations hereunder (excluding a default in the payment of rent or other monies due) which continues for thirty (30) days after written notice thereof is delivered to the Lessee by the Lessor (unless said default takes longer than thirty (30) days to cure in which case a material default and breach of this Lease shall occur if Lessee does not cure such default as soon as practicable following written notice thereof); or

(4) Filing by or against the Lessee or SunPower in any court, pursuant to any statute, either in the United States or of any other state, a petition in bankruptcy or insolvency, or for reorganization or for appointment of a receiver or trustee of all or a substantial portion of the property owned by the Lessee or SunPower or if the Lessee or SunPower makes an assignment for the benefit of creditors, or any execution or attachment shall be issued against the Lessee or SunPower or all or a substantial portion of the Lessee or SunPower’s property, whereby all or any portion of the Building and Premises covered by this Lease or any improvements thereon shall be taken or occupied or attempted to be taken or occupied by someone other than the Lessee or SunPower, except as may herein be otherwise expressly permitted, and such adjudication, appointment, assignment, petition, execution or attachment shall not be set aside, vacated, discharged or bonded within thirty (30) days after the determination, issuance or filing of the same;

(b) Lessor’s Remedies. In the event of a default by the Lessee under this Lease, the Lessor shall have all rights and remedies allowed by law or equity including, but not limited to, the following:

(1) Termination - Damages. In addition to any other remedy available to the Lessor at law or in equity, all of which other remedies are reserved unto the Lessor, upon a material default and breach of this Lease (as defined in Section 14(a) above), the Lessor shall have the right to immediately terminate the Lessee’s right to possession of the Building and Premises and/or this Lease and all rights of the Lessee hereunder, by delivering a written notice of termination to the Lessee. In the event that the Lessor elects to so terminate such possession and/or this Lease the Lessor shall have the right to recover from the Lessee the following:

(i) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii) Any other actual damages of Lessor permitted by law; plus

(iii) Reasonable attorneys’ fees incurred by the Lessor as the result of such material default and breach and costs in the event suit is filed by the Lessor to enforce any remedy.

The term “rent” as used herein shall be deemed to be the rent under Section 2 above, “Additional Rent” and all other sums required to be paid by the Lessee pursuant to the terms of this Lease.

As used in subparagraphs (i) above, the “worth at the time of award” shall be determined by allowing interest or discounting, as the case may be, at the rate equal to the discount rate of the Federal Reserve Bank of San Francisco at the time of the award.

A termination of Lessee’s rights to possession of the Building and Premises under this Section 14(b) shall not release or discharge the Lessee from any obligation under this Lease but shall constitute only a termination of the right of the Lessee to possess and occupy the Building and Premises, unless otherwise specifically stated by the Lessor in writing at the time of such termination.

(2) Enforcement. In the event of a default and abandonment of the Building and Premises by the Lessee under this Lease, the Lessor may, from time to time, without terminating this Lease, either recover all rent as it becomes due or re-let the Building and/or Premises or any part thereof for such term or terms and at such rent and upon such other terms and conditions as the Lessor, in the Lessor’s sole discretion, may deem advisable with the right to make alterations and repairs to the Building and/or Premises, the cost of which shall be chargeable to the Lessee.

If the Lessor shall elect to so re-let the Building and/or Premises, rents received by the Lessor therefrom shall be applied as follows: first, to reasonable attorneys’ fees incurred by the Lessor as a result of the Lessee’s default; second, to the cost of suit if an action is filed by the Lessor to enforce the Lessor’s remedies; third, to the payment of any indebtedness other than rent due under this Lease from the Lessee; fourth, to the payment of any cost of such re-letting; fifth, to the payment of the cost of any alterations and repairs to the Building or Premises; and sixth, to the payment of rent due and unpaid hereunder and the residue, if any, shall be held by the Lessor and applied in payment of future rent as the same may become due and payable hereunder. Should that portion of such rent received from any re-letting during any month which is applied to the payment of rent hereunder be less than the rent payable during the month by the Lessee hereunder, the Lessee shall pay such deficiency to the Lessor. The Lessee shall also pay to the Lessor as soon as ascertained any costs and expenses incurred by the Lessor in re-letting or in making the alterations and repairs to the Building and/or Premises, the cost of which is not covered by the rents received from such re-letting.

(3) Non-Termination - Re-Entry. In addition to the other rights of the Lessor herein provided, the Lessor shall have the right, without terminating this Lease, at its option, to re-enter and re-take possession of the Building and/or Premises and all improvements thereon and collect rents from any sublessees and/or sublet the whole or any part of the Building and/or Premises for the account of the Lessee, upon any terms or conditions determined by the Lessor. In such event of subleasing, the Lessor shall have the right to collect any rent which may become payable under any sublease and apply the same first to the payment of expenses incurred by the Lessor in dispossessing the Lessee and in subletting the Building and/or Premises and, thereafter, to the payment of the rent and other amounts payable by the Lessee under this Lease required to be paid by the Lessee in fulfillment of the Lessee’s covenants hereunder; and the Lessee shall be liable to the Lessor for the payment of the rent and other amounts required to be paid by the Lessee under this Lease, less any amounts actually received by the Lessor from a sublease and after payment of expenses incurred, applied on account of the rent and other amounts due hereunder. In the event of such election, the Lessor shall not be deemed to have terminated this Lease by taking possession of the Building and/or Premises unless written notice of termination has been given by the Lessor to the Lessee.

(4) No Termination. No re-entry or taking possession of the Building and/or Premises by the Lessor pursuant to the provisions of this Lease shall be construed as an election to terminate this Lease unless a written notice of such intention is delivered by the Lessor to the Lessee. Notwithstanding a re-letting without termination by the Lessor due to the default by the Lessee, the Lessor may at any time after such re-letting elect to terminate this Lease for such default.

15. NOTICES

Any notice or communication given under the terms of this Lease shall be in writing and shall be delivered in person, sent by any public or private express delivery service, signature required, or deposited with the United States Postal Service or equivalent local or successor agency, certified or registered mail, return receipt requested, postage pre-paid, addressed as set forth below, or at such other address as a party may from time to time designate by notice under this Article 15. Notice given by personal delivery or by public or private express delivery service shall be effective upon delivery, notice sent by mail shall be deemed to have occurred upon deposit of the notice in the United States mail. The inability to deliver a notice because of a changed address of which no notice was given or a rejection or other refusal to accept any notice shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by Lessor may be given by the legal counsel and/or the authorized agent of Lessor.

If to Lessee:	SunPower Corporation
430 Indio Way
Sunnyvale, CA 94085
Attn: Emmanuel Hernandez, CFO

If to Lessor:	Cypress Semiconductor Corporation
198 Champion Court
San Jose, CA 95134
Attn: Brad Buss, CFO

16. MISCELLANEOUS

(a) Modification of Contract. This Contract shall not in any way be amended, modified or annotated except by virtue of a written instrument signed by the duly authorized representative of the Lessor and the Lessee.

(b) Assignment. The terms and provisions of this Lease are intended solely for the benefit of each party hereto, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person. Neither Party may assign their respective rights or obligations under this Agreement without prior written consent from the other Party.

(c) Relationship of Parties. This Lease shall create the relationship of Lessor and Tenant between Lessor and Lessee. The parties have no intention to create a joint venture, partnership or principal and agent relationship.

(d) Counterparts. The parties may execute several copies of this Lease. All copies of this Lease bearing original signatures of the parties shall constitute one and the same Lease, binding upon all parties. If a variation or discrepancy among counterparts occur, the original copy of this Lease in Lessor’s possession shall control.

(e) Entire Agreement. This Lease contains the entire understanding between the parties and supersedes any prior understanding or agreements between them respecting the subject matter. No representations, arrangement, or understandings except those fully expressed herein, are or shall be binding upon the parties. No changes, alterations, modifications, additions or qualifications to the terms of this Lease shall be made or be binding unless made in writing and signed by each of the parties.

(f) Remedies Cumulative. The remedies of the parties under this Lease are cumulative and shall not exclude any other remedies to which the party may be lawfully entitled.

(g) Further Assurances. Each party hereby covenants and agrees that it shall execute and deliver such deeds and other documents as may be required to implement any of the provisions of this Lease.

(h) No Waiver. The failure of any party to insist on strict performance of a covenant hereunder or of any obligation hereunder shall not be a waiver of such party’s right to demand strict compliance therewith in the future, nor shall the same be construed as a novation of this Lease.

(i) Costs and Expenses. Unless otherwise provided in this Lease, each party shall bear all fees and expenses incurred in performing its obligations under this Lease.

(j) Governing Law; Invalidity of any Provisions. This Lease shall be subject to and governed by the laws of the jurisdiction in which the Building and Premise are located exclusive of its conflict of laws principles. If any Lease provision is rendered invalid or unenforceable, then that provision and the remainder of this Lease shall continue in effect and be enforceable to the fullest extent permitted by applicable laws.

IN WITNESS WHEREOF, the parties have caused these presents to be signed on the date and place first mentioned.

CYPRESS MANUFACTURING LTD	SUNPOWER PHILIPPINES MFG LTD

NEIL WEISS	EMMANUEL HERNANDEZ
Lessor	Lessee

Signed in the Presence of:

ACKNOWLEDGMENT

SAN JOSE, CALIFORNIA     )

                                                          )

BEFORE ME, a Notary Public, for and in San Jose, California, this 6th day of October, 2005, personally appeared the following:

Emmanuel Hernandez

Neil Weiss

All of whom are known to me and to me known to be the same persons who executed this foregoing Agreement and acknowledged to me that they executed the same on their own voluntary act and deed.

This instrument refers to a CONTRACT OF LEASE consisting of thirteen (13) pages including this page wherein the acknowledgment is written and signed by the parties and their instrumental witness on each and every page thereof.

WITNESS MY HAND AND SEAL, on the date and place first above written.

NOTARY PUBLIC